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                                                                     EXHIBIT 5.1

[LETTERHEAD OF MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C. APPEARS HERE]

                                        February 11, 1998



Command Systems, Inc.
76 Batterson Park Road
Farmington, CT  06032

Ladies and Gentlemen:

     We have acted as counsel to Command Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1, Registration No. 333-43877 (the "Registration Statement"), as amended, pursuant to which the Company is registering under the Securities Act of 1933, as amended, up to 2,760,000 shares (the "Shares") of its common stock, $.01 par value per share (the "Common Stock"). The Shares are to be sold to a group of underwriters (the "Underwriters") who will be parties to an Underwriting Agreement with the Company, the form of which Agreement will be filed as an exhibit to the Registration Statement. The 2,760,000 shares of Common Stock covered by the Registration Statement consist of 2,100,000 shares being sold by the Company, 300,000 shares being sold by certain security holders of the Company (the "Selling Stockholders") and 360,000 shares subject to an over-allotment option granted to the Underwriters by the Selling Stockholders. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

     In connection with this opinion, we have examined the Company's Amended and Restated Certificate of Incorporation and Bylaws; the minutes of all pertinent meetings of stockholders and directors of the Company relating to the Registration Statement and the transactions contemplated thereby; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we deemed relevant; and the Registration Statement and the exhibits thereto filed with the Commission.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.
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Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Command Systems, Inc.
February 11, 1998
Page 2


     Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that (i) the Shares to be issued and sold by the Company, when issued and delivered by the Company against payment therefor as contemplated by the Underwriting Agreement, will be duly and validly issued, fully paid and non-assessable shares of the Common Stock and (ii) the Shares to be sold by the Selling Stockholders are duly and validly issued, fully paid and non-assessable shares of Common Stock.

     Our opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

     We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement.



                                Very truly yours,

                                /s/ Mintz, Levin, Cohn, Ferris,
                                  Glovsky and Popeo, P.C.

                                Mintz, Levin, Cohn, Ferris,
                                  Glovsky and Popeo, P.C.